SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2024

KULR TECHNOLOGY GROUP, INC.

(Exact name of the registrant as specified in its charter)

Delaware	001-40454	81-1004273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Forge River Road, Suite 100, Webster, Texas 77598

(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (408) 663-5247

4863 Shawline Street, San Diego, California 92111

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14D-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock	KULR	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The description in Item 5.02 below, as it relates to the terms and conditions of the Severance Agreement And General Release, a copy of which is filed herewith as Exhibit 10.1, is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2024, KULR Technology Corporation, a wholly owned subsidiary of KULR Technology Group, Inc. (the “Company”), entered into a Separation and General Release Agreement (the “Agreement”) with Keith Cochran, pursuant to which Mr. Cochran’s employment with KULR Technology Corporation terminated. Accordingly, effective August 20, 2024, Mr. Cochran resigned as President and Chief Operating Officer of the Company, and from all other appointments and positions held with the Company and any of its affiliated entities. Mr. Cochran’s resignation from the Company is as a result of his decision to pursue alternative professional and personal endeavors and not as a result of any disagreements with the Company or the Board of Directors of the Company on any matter relating to its operations, policies or practices.

The Agreement contains customary protections, including a general release of claims by Mr. Cochran in favor of the Company and certain other related parties. The Agreement will only go effective after the Revocation Period has expired. Pursuant to the terms of the Agreement, on the Effective Date, Mr. Cochran will be entitled to termination benefits in the form of (i) a lump sum payment of Ninety-Nine Thousand Five Hundred Fifty-One Dollars and Twelve Cents ($99,551.12) subject to legally required payroll withholdings/deductions, (ii) early settlement of vested grants and accelerated vesting of a portion of the Mr. Cochran’s outstanding equity awards in the aggregate amount of 875,000 shares of the Company’s common stock underlying such grants, deliverable no earlier than November 25, 2024, and (iii) continuation of COBRA health insurance premiums for four months, in exchange for release of claims in favor of the Company and its affiliates.

The forgoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On August 21, 2024, the Company issued a press release announcing the resignation of Mr. Keith Cochran and the move of the principal office. A copy of the press release is attached herewith as Exhibit 99.1.

By filing this Current Report on Form 8-K and furnishing the information contained herein, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD. The Company uses, and will continue to use, its website, press releases, and various social media channels, including its Twitter account (twitter.com/kulrtech), its LinkedIn account (linkedin.com/company/kulr-technology-corporation), its Facebook account (facebook.com/KULRTechnology), its TikTok account (tiktok.com/Kulr_tech), its Instagram account (instagram.com/Kulr_tech), and its YouTube account (youtube.com/channel/UC3wZBPINQd51N6p35Mo5uQg), as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminated in press releases and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releass and on the social media channels identified above, as such information could be deemed to be material information.

The information in this Item 7.01 disclosure, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section. In addition, the information in this Item 7.01 disclosure, including Exhibits 99.1, shall not be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events

On August 20, 2024, the Company’s Board of Directors changed the Company’s principal executive office to Webster, Texas. The office space at 4863 Shawline Street, San Diego, California 92111, which previously served as the Company’s principal executive office, will continue to be utilized as a critical innovation hub. The new principal executive office, principal place of business and headquarters is located at 555 Forge River Road, Suite 100, Webster, Texas 77598.

Item 9.01	Exhibits

Exhibit No.	Description
10.1	Severance Agreement and General Release, dated August 20, 2024
99.1	Press Release dated August 21, 2024
104	Cover Page Interactive Data File - The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

KULR TECHNOLOGY GROUP, INC.

Date: August 21, 2024	By:	/s/ Michael Mo
Michael Mo
Chief Executive Officer